Exhibit 10.13

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the Effective Date (as defined below), among Metal Services Acquisition Corp., a Delaware corporation (“Buyer”), Tube City IMS Corporation, a Delaware corporation (“Company”) and Daniel E. Rosati (“Executive”). Any capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in Section 4A hereof.

WHEREAS, Executive is currently employed as Vice President, Chief Financial Officer and Treasurer of the Company, International Mill Service Inc. (“IMS”), and International Mill Service Limited (“IMS Ltd.”), and Vice President, and Chief Financial Officer and Treasurer of Tube City, LLC (“Tube City”) pursuant to the terms of an Employment Agreement dated as of December 21, 2004, as amended June 21, 2005 (the “Current Agreement”);

WHEREAS, upon the closing of the transactions (“Closing”) described in the Stock Purchase Agreement, dated as of November 10, 2006, (the “Stock Purchase Agreement”) by and among the Company, Mill Services Holdings, LLC, a Delaware limited liability company, the other sellers listed on Annex A thereto, Buyer will acquire all of the outstanding stock of the Company; and

WHEREAS, from and after the Closing (the date of such Closing, the “Effective Date”), the Company desires that Executive continue to serve as the Vice President, Chief Financial Officer and Treasurer of the Company, on the terms and subject to the conditions set forth herein, and Executive has agreed to do so; and

WHEREAS, the Company and Executive desire to amend and restate the Current Agreement in its entirety, in the form of this Amended and Restated Employment Agreement; with effect from the Effective Date.

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

Section 1. Grant of Restricted Stock. On the Effective Date, Executive shall be granted shares of common stock of Buyer (the “Restricted Stock”) pursuant to the Metal Services Acquisition Corp. Restricted Stock Plan (“Restricted Stock Plan”). The number of shares of Restricted Stock shall be equal to seven and one-quarter percent (7.25%) of the total number of shares reserved for issuance under the Restricted Stock Plan on the Effective Date, which shall be equal to ten percent (10%) of the total number of shares of common stock of Buyer outstanding upon the Closing, and such Restricted Stock shall be granted pursuant to the terms and conditions set forth in the Restricted Stock Plan and a Restricted Stock Agreement (as defined in the Restricted Stock Plan). Executive shall be vested immediately as to twenty-five percent (25%) of the shares of Restricted Stock on the Effective Date, and fifteen percent (15%) of the shares of Restricted Stock on each of the first five anniversaries of the Effective Date, but only to the extent that Executive remains continuously employed through the applicable vesting date.

Section 2. Terms and Conditions of Employment Between the Company and Executive.

2A. Employment, Duties.

(a) The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 2C hereof (the “Employment Period”).

(b) During the Employment Period, Executive shall report to the Chief Executive Officer of the Company, and shall initially continue to serve as Vice President, Chief Financial Officer and Treasurer of the Company, IMS, and IMS Ltd, and the Vice President, Chief Financial Officer and Treasurer of the Company or in such other senior managerial capacities of the Company or any of its subsidiaries, as requested by the Chief Executive Officer or the Board.

(c) During the Employment Period, Executive shall devote his full business time and attention to the business and affairs of the Company and its subsidiaries. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment, or perform other services for compensation.

(d) The Company and the Executive agree that Executive’s primary office shall be at the Company’s place of business in Glassport, Pennsylvania, subject to reasonable travel requirements.

2B. Base Salary and Benefits.

(a) During the Employment Period, the Company shall pay Executive an annual base salary of $208,000 (the “Base Salary”). As used herein, references to “Base Salary” shall include all subsequent increases in annual base salary during the Employment Period. The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time).

(b) In addition to the Base Salary, during the Employment Period, Executive will be eligible to earn an annual bonus under a bonus plan to be established by the Company, payable in accordance with the Company’s customary practices, as determined by the Board, in its sole discretion based upon the Company’s achievement of budgetary and other objectives set by the Board; provided that, in determining the amount of the annual bonus, if any, to be paid to Executive, the Board shall, in determining whether the Company has achieved the budgetary and other goals set by the Board, disregard any payments by the Company and its subsidiaries to Onex (as defined below) and affiliates.

(c) During the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executives of the Company and its subsidiaries are generally eligible,. Without duplication of any employee benefits provided to all senior executives of the Company and its subsidiaries, the Company shall reimburse Executive for the annual premium cost of $1 million of term life insurance coverage purchased by Executive on his life, up to a maximum of Eleven Thousand Dollars ($11,000) per year.

(d) During the Employment Period, the Company shall (without duplication of any employee benefits provided to Executive pursuant to other provisions of this Agreement) reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e) All amounts payable or otherwise provided to Executive pursuant to this Agreement shall be subject to all applicable withholding and deduction obligations.

2C. Term.

(a) The Employment Period shall begin on the Effective Date and end on the fifth anniversary of the Effective Date, and shall automatically be extended by one year at each anniversary of the Effective Date on the same terms and conditions set forth herein, as modified from time to time by the parties hereto, unless the Company or Executive gives the other party written notice of election not to so extend the Employment Period at least sixty (60) days prior to any such extension date; provided that (i) the Employment Period shall terminate prior to such date immediately upon the death or Disability of Executive, (ii) the Employment Period may be terminated by the Company at any time prior to such date with or without Cause and (iii) the Employment Period may be terminated by Executive at any time prior to such date.

(b) If the Employment Period is terminated (i) by the Company without Cause, (ii) by Executive for Good Reason, or (iii) because the Company elects not to renew the Employment Period and as a result Executive is no longer employed by the Company or its subsidiaries on substantially the same terms as set forth herein, Executive shall be entitled to receive the Base Salary through the date of termination plus a “Severance Payment” equal to two (2) times the Base Salary. The Severance Payment shall be payable in equal monthly installments over a period of two (2) years. In addition, (i) the Company shall provide Executive with executive-level outplacement services from an outplacement company selected by the Company, provided that the Company shall not be required to spend more than Ten Thousand Dollars ($10,000) for such services, and (ii) during the period over which the Severance Payment is made, Executive shall be entitled to continued health coverage on the same basis that such coverage was provided to Executive prior to the termination of the Employment Period, provided that coverage shall end earlier if and when Executive becomes entitled to comparable coverage under another employer’s health plan (and, if applicable, shall be secondary to Medicare to the extent permitted by law). As a condition to the Company’s obligations to make the Severance Payments to Executive pursuant to this Section 2C(b), Executive must (a) continue to comply with the restrictive covenants contained in Section 3, and (b) execute and deliver a general release agreement in form and substance satisfactory to the Company.

(c) If the Employment Period is terminated for any reason other than (i) by the Company without Cause, (ii) by Executive for Good Reason, or (iii) because the Company elects not to renew the Employment Period and as a result Executive is no longer employed by the Company or its subsidiaries on substantially the same terms as set forth herein, Executive shall be entitled to receive only the Base Salary through the date of termination.

(d) Except as otherwise provided herein, all of Executive’s rights to compensation and benefits (including bonus compensation) which accrue or become payable after the termination of the Employment Period shall cease upon such termination, other than reimbursement pursuant to Section 2B(d). Notwithstanding the foregoing, Executive’s continued rights with respect to outstanding awards, including the Restricted Stock, under the Company’s equity compensation plans shall be determined in accordance with the terms of such plans and any related agreements, and Executive’s continued rights under the terms of any compensation or benefit plans (including the Company’s vacation policy, tax-qualified and nonqualified plans, bonus plan and welfare plans) shall be determined under the terms of such plans. The Company may offset any amounts due and payable by Executive to the Company or its subsidiaries against any amounts the Company owes Executive hereunder.

Section 3. Restrictive Covenants.

3A. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while providing services to the Company and its subsidiaries concerning the business or affairs of the Company, any of its subsidiaries (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for their own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company, any of its subsidiaries which he may then possess or have under his control.

3B. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while providing services the Company, its subsidiaries (“Work Product”) belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

3C. Non-Compete; Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he has and shall become familiar with the Company’s and its subsidiaries’ trade secrets and with other Confidential Information and that his services shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive has agreed that during the Employment Period and continuing for the later of (i) twelve (12) months after termination of the Employment Period and (ii) the period during which the Severance Payment, if any, is being paid pursuant to Section 2C(b) (the “Noncompete Period”), to not directly or indirectly own any interest in, manage, control, participate in, consult with, advise, render services for, or in any manner engage in the business of owning, operating, managing, any business that is competitive with the business which the Company or its subsidiaries conducts at the time the Employment Period is terminated. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) During the Employment Period and continuing for the later of (i) twenty-four (24) months after termination of the Employment Period and (ii) the period during which the Severance Payment, if any, is being paid pursuant to Section 2C(b) (the “Nonsolicitation Period”), Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, (ii) hire any person who was an employee of the Company or any of its subsidiaries at any time during the twelve- (12) month period preceding such hiring; or (iii) induce or attempt to induce any material customer, supplier, licensee, licensor or other business relation of the Company, its subsidiaries to cease doing business with the Company or such subsidiary, other than in connection with ordinary course post-termination competitive activities undertaken as permitted in Section 3C(a).

3D. Enforcement. If, at the time of enforcement of Sections 3A, 3B or 3C of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because he has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement by Executive. Therefore, in the event a breach or threatened breach of this Agreement by Executive, the Company or its subsidiaries or their respective successors or assigns may, in addition to other rights and remedies existing in their favor apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. In addition, in the event of a violation by Executive of Section 3C, the Noncompete Period and the Nonsolicitation Period shall be tolled, as applicable, until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 3C are reasonable.

3E. Certain Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by him does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which he is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that results in any conflict with this Agreement, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, (iv) Executive does not own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business other than the business of the Company and its subsidiaries, except for owning interests in companies whose stock is publicly traded on an exchange or interests in an investment fund or similar vehicle with respect to which Executive has no direct or indirect authority or influence over the investments thereof, and (v) upon the Closing, no amounts will be owing to Executive from the Company or any of its predecessors, subsidiaries or affiliates in respect of Executive’s employment prior to the Closing, other than base salary accrued since the payroll date preceding the Closing, accrued and unpaid bonus for the preceding fiscal year, accrued benefits due under the written terms of any benefit plan or the Current Agreement, expenses incurred and payable in accordance with past practice, and any payments payable in respect of Executive’s equity interest in the Company as provided in the Stock Purchase Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. In no event shall Executive be entitled to any payments, damages or other recoveries on the termination of the Employment Period, other than as set forth in Section 2C of this Agreement.

3F. Other Businesses. Without limiting the generality of any other provision of this Agreement, during the Employment Period, Executive hereby agrees that he will not, except with the express written consent of the Board, become engaged in, or render services for, any business other than the businesses of the Company and any of its subsidiaries, affiliates or any corporation, partnership or other entity in which the Company or any of its subsidiaries or affiliates has an equity interest, or any business which Executive provides services to at the request of Onex Partners II L.P. or a successor thereof (“Onex”).

3G. Survival. This Section 3 (other than Section 3F) shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3H. Termination of Existing Employment Agreements. Subject to Section 4D(a), this Agreement embodies the complete agreement and understanding among the parties relating to the terms of Executive’s employment with the Company and/or any of its subsidiaries and affiliates and, effective as of the Closing, supersedes and preempts any prior understandings, agreements or representations by or among the parties and any direct or indirect subsidiary or affiliate of the Company (or any predecessor thereof), or any of its direct or indirect subsidiaries or affiliates, written or oral, which may have related to the subject matter of this Agreement in any way, including, without limitation, the Current Agreement.

Section 4. Certain Definitions; Miscellaneous.

4A. Certain Definitions.

“Board” means the Board of Directors of the Company.

“Cause” means any of the following by Executive: (i) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, dishonesty, fraud, theft or embezzlement, (ii) conduct that brings or is reasonably likely to bring the Company or any of its subsidiaries or affiliates into public disgrace or disrepute and that is injurious to the Company’s or any subsidiary’s or affiliate’s business in any material way, (iii) failure to perform duties as reasonably directed by the Company (which, if curable, is not cured within thirty (30) days after notice thereof to Executive by the Company), (iv) gross negligence, willful malfeasance or material act of disloyalty with respect to the Company or its subsidiaries or affiliates (which, if curable, is not cured within thirty (30) days after notice thereof to Executive by the Company), or (v) any material breach of this Agreement (which, if curable, is not cured within thirty (30) days after notice thereof to Executive by the Board).

“Disability” means any physical or mental incapacitation which results in Executive’s inability to perform his duties and responsibilities hereunder, as determined by the Board in its good faith judgment, for a consecutive period of ninety (90) days or for a period of one hundred and twenty (120) days in any three hundred and sixty (360) day period.

“Good Reason” means (i) a material default by the Company in the performance of its obligations under this Agreement which is not cured within thirty (30) days after receipt of written notice from Executive describing the default in reasonable detail; (ii) relocation of Executive without his consent from his place of employment described in Section 2A(d) to a location that increases his one-way commute by more than thirty-five (35) miles, (iii) a material diminution in Executive’s duties or other material adverse change in his employment relationship unilaterally imposed by the Company (or its successor) within eighteen (18) months following a Sale of the Company (as defined in the Restricted Stock Plan), after at least thirty (30) days written notification provided by the Executive; or (iv) failure by the Company to secure in writing the agreement of any successor entity to the Company to assume the Agreement, including a successor to all or substantially all of the assets of the Company.

4B. Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or telecopy as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made, provided, that any such delivery made on a day that is not a business day, or that is made after 5:00 p.m. on a business day, shall be deemed to be given on the following business day. If delivered by e-mail or telecopy, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

4C. Notices to Executive:

Daniel E. Rosati

2319 Morton Road

Pittsburgh, PA 15241

Notices to the Company:

Tube City IMS Corporation

c/o Onex Investment Corp.

712 Fifth Avenue

New York, New York 10019

Attention: Timothy A.R. Duncanson

Fax No.: (212) 582-0909

With copies to:

Metal Services Acquisition Corp.

12 Monongahela Avenue

Glassport, Pennsylvania 15045

Attention: Chief Executive Officer

and:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Joel I. Greenberg

                 Derek M. Stoldt

Fax No.: (212) 835-8211

4D. General Provisions.

(a) Conditions to Effectiveness. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be effective unless and until the Closing occurs. In the event the closing of the transactions contemplated by the Stock Purchase Agreement have not then occurred, this Agreement shall terminate upon the termination of the Stock Purchase Agreement.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable without the prior written consent of the Company.

(e) Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only in a writing signed by the Company (with the prior written approval of the Board), Executive and Buyer.

(g) No Strict Construction. Notwithstanding that this Agreement has been drafted or prepared by one of the parties hereto, each of the parties hereto confirm that each party and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement of the parties. The language used in this Agreement shall be deemed to be the language chosen by the parties, and no rule of strict construction shall be applied against any party.

(h) Third-Party Beneficiaries; Buyer Guarantee. The parties hereto acknowledge and agree that Onex is a third party beneficiary of this Agreement. This Agreement will inure to the benefit of and be enforceable by Onex and its successors and assigns. The Buyer hereby guarantees the performance of the Company in accordance with the terms hereof.

*        *        *         *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement on the date first written above.

TUBE CITY IMS CORPORATION

By:	/s/ I Michael Coslov
Its:	Chairman and CEO

/s/ Daniel E. Rosati
DANIEL E. ROSATI

SIGNATURE PAGE TO ROSATI EMPLOYMENT AGREEMENT

METAL SERVICES ACQUISITION CORP.

By:	/s/ Donald F. West
Its:	Vice President

SIGNATURE PAGE TO ROSATI EMPLOYMENT AGREEMENT